Exhibit 10.12

[Translation]

CONFIDENTIAL

March 29, 2021

Mr. Dino Rambidis

Chief Financial Officer

Leddartech Inc.

4535 boulevard Wilfrid-Hamel, Suite 240

Quebec City, Quebec G1P 2J7

Re:	Amendment 99285

File D155440

Company E110178

Dear Mr. Rambidis,

We refer to the offer of a loan in the amount of nineteen million eight hundred thousand dollars ($19,800,000) (the “Offer”) made by Investissement Québec (“IQ”) on January 23, 2020 and accepted by Leddartech Inc. (the “Company”) on January 23, 2020, as subsequently amended, where applicable. We wish to inform you that IQ agrees, subject to the terms hereof, to the following amendments to: 1) the Table of Expenditures and Financing of the Project, 2) the Project Completion Date, 3) IQ’s percentage of disbursements on the loan residual, and 4) the issue price of the warrants.

Accordingly, the sections of the Offer are amended as follows:

Clause 2.1 will henceforth read as follows:

2.1	The Loan is only offered for the following project (the “Project”): the ongoing development of the LIDAR platform in compliance in all material respects with the provisional budget provided by the Company to IQ on March 24, 2021, including the expenses incurred up to September 30, 2020 and the projected expenses from October 1, 2020 to June 30, 2021, subject to reasonable variation, up to expenses not exceeding a global amount of $93,029,000 (the “Budget”).

330 rue Cormier, Suite 302, Drummondville, Quebec J2C 8B3 CANADA

819 478-9675 or toll-free: l 866 870-0437 Fax: 819 478-9717

www.investquebec.com

The Project, along with its financing, is as follows:

	Expenditures from April 1, 2019 to September 30, 2020		Expenditures from October 1, 2020 to June 30, 2021		Revised Project
PROJECT	Actual Expenditures as at September 30, 2020	Eligible Expenditures as at September 30, 2020	Anticipated Expenditures (October 1, 2020 to June 30, 2021)	Eligible Expenditures (October 1, 2020 to June 30, 2021)	Revised Total Expenditures	Revised Eligible Expenditures	%
R&D costs (salaries, sub-contracts, materials)	$18,628,000	$18,628,000	$13,240,000	$13,240,000	$31,868,000	$31,868,000	38.00%
IP, licences, development (salaries) and equipment (capitalizable)	$14,377,000	$14,377,000	$7,259,000	$7,259,000	$21,636,000	$21,636,000	25.80%
General and administration costs	$9,094,000	$5,321,000	$9,273,000	$3,873,000	$18,367,000	$9,194,000	10.96%
Sales, marketing, management and production costs	$14,412,000	$14,412,000	$6,746,000	$6,746,000	$21,158,000	$21,158,000	25.23%

Total:	$56,511,000	$52,738,000	$36,518,000	$31,118,000	$93,029,000	$83,856,000	100%

	Actual Financing as at September 30, 2020		Residual Financing from October 1, 2020 to June 30, 2021		Revised Financing
FINANCING	$ (CAN) April 1, 2019 to September 30, 2020%		$ (CAN) October 1, 2020 to June 30, 2021%		$ (CAN) Total	% Total
IQ-EDF RIFL	$14,054,527	27.04%	$5,745,473	14.00%	$19,800,000	21.28%
IQ-EDF Convertible debenture	$13,200,000	25.40%	$0	0.00%	$13,200,000	14.19%
Shareholders’ debenture (issued)	$14,723,000	28.33%	$0	0.00%	$14,723,000	15.83%
Desjardins renewable loan	$10,000,000	19.24%	$20,000,000	48.72%	$30,000,000	32.25%
IQ Venture Capital debenture			$15,306,000	37.28%	$15,306,000	16.45%
Total:	$51,977,527	100.00%	$41,051 473	100.00%	$93,029,000	100.00%

Clause 2.2 will henceforth read as follows:

2.2	The Company declares that it began the Project on April 1, 2019. The Project completion date will be the earlier of (i) the accumulation of Eligible Expenditures equal to the Budget, and (ii) June 30, 2021 (the “Project Completion Date”). If the Project Completion Date occurs before June 30, 2021, the Company shall notify IQ in writing of the actual date the Project was completed and, for the purpose of this offer, the Project Completion Date shall be such date or, if the Company fails to notify IQ of the actual date the Project is completed, the date of the end of the period covered by the last report of the Company’s independent auditor submitted to IQ indicating such Eligible Expenditures.

Clause 5.2 will henceforth read as follows:

5.2	For the period between April 1, 2019 and September 30, 2020, an amount of $14,054,527 will have been disbursed on the RIFL. For greater certainty, as of the date this letter of amendment is signed, an amount of $11,692,793 has been disbursed on the RIFL and an amount of $2,361,734 remains to be disbursed on the RIFL for the period from July 1, 2020 to September 30, 2020, which will bring the disbursements on the RIFL to $14,054,527 for the period from April 1, 2019 to September 30, 2020. The RIFL residual of $5,745,473 will cover the period from October 1, 2020 to June 30, 2021 (hereinafter the “Residual”).

The Residual of the RIFL shall be disbursed in up to five (5) instalments corresponding to 18.46% of the Eligible Expenditures incurred and paid which the Company asks to be disbursed. For greater certainty, such percentage of 18.46% shall apply to the Eligible Expenditures per budget item, not to the global amount of Eligible Expenditures. In addition, Eligible Expenditures for general and administration costs shall exclude all fees related to the SPAC transaction and the financing costs for the last financing with Desjardins and IQ-Venture Capital.

Clause 5.4 will be added:

5.4	The total disbursements on the RIFL shall correspond to a maximum of 23.61% of the revised Eligible Expenditures incurred and paid on the Project, subject to the terms of section 5.2.

Clause 8.3 will henceforth read as follows:

8.3	In the event the amounts disbursed by IQ in connection with the Loan are greater than what is permitted under this offer, and in particular sections 5.2 and 5.4 hereof, the Company agrees to reimburse IQ the surplus amounts upon request. Failure to reimburse such amounts shall constitute a Default.

Clause 9.2 will henceforth read as follows:

9.2	The Company shall issue the Warrants according to the calculation set forth in section 9.4: i) on March 31, 2021, with respect to the total disbursements made by IQ up to that date and ii) with each new disbursement of the Loan by IQ up to June 30, 2021, it being understood that the number of Warrants to be issued for each such disbursement shall be calculated according to section 9.4, but substituting the following words for paragraph i) of section 9.4: ”i) amount disbursed by IQ as of such date under the Loan,” so that, at the end of the period ended June 30, 2021, IQ is the holder of a number of Warrants calculated according to section 9.4. For information purposes only, if IQ disbursed the full amount of the Loan by June 30, 2021 inclusively, it would hold a total number of Warrants equal to 14,277. Moreover, the expiry date of each Warrant issued after March 31, 2021 will have the same expiry date as the Warrants issued on March 31, 2021.

Clause 9.4 will henceforth read as follows:

9.4	The number of Warrants to be issued to IQ shall be equal to i) the amount disbursed by IQ under the Loan, ii) multiplied by 10% and iii) divided by the exercise price of each Warrant of one hundred thirty-eight dollars and sixty-eight cents ($138.68) per share, based on the value of the Series C preferred shares ($154.09) established between parties acting at arm’s length in connection with the exchange of shares in July 2020 for the acquisition of VayaVision less a 10% discount.

Clause 9.5 is removed.

Clause 9.10 will henceforth read as follows:

9.10	It is understood that the provisions of section 9.8 shall not give the Company the right to carry out such transactions relating to its capital-stock without the prior written consent of IQ to the extent otherwise provided for in this offer.

It is understood that all the other terms and conditions of the Offer remain unchanged.

Please note that an amendment fee in the amount of five thousand dollars ($5,000) must be paid to set up this amendment, which amount will be withdrawn from the Company’s bank account according to the terms of the Offer on the last day of the month following receipt of the acceptance of this letter.

Trusting you will find the above in order, kindly indicate your acceptance of the above by returning a duly signed copy of this document to us by March 31, 2021.

Yours very truly,

INVESTISSEMENT QUÉBEC

Per:	/s/ Nancy L’espérance	Date:	2021-03-29
Nancy L’espérance

Senior Account Manager, Specialized Investment
Name of authorized signatory in block letters

Per:	/s/ Sébastien Plante	Date:	2021-03-30
Sébastien Plante

Senior Manager, Specialized Investment – Quebec City
Name of authorized signatory in block letters

ACCEPTANCE BY THE COMPANY

We have read the amendment set forth herein and we agree to it.

Leddartech Inc.

Per:	/s/ Dino Rambidis	Date:	2021-03-30
Signature

Dino Rambidis, Chief Financial Officer
Name of signatory in block letters